EXHIBIT 99.1

Hannon Armstrong Announces First Quarter 2016 Financial Results; 19% Increase in Core Earnings to $0.32 Per Share

ANNAPOLIS, Md., May 4, 2016 /PRNewswire/ — Hannon Armstrong Sustainable Infrastructure Capital, Inc. (“Hannon Armstrong,” “we,” “our” or the “Company;” NYSE: HASI), a leading provider of debt and equity financing to the energy efficiency and renewable energy markets, today reported Core Earnings, a non GAAP financial measure for the quarter ended March 31, 2016, were $12.2 million, or $0.32 per share, as compared to $7.4 million, or $0.27 per share, in the same period in 2015, a 19% increase per share.

On a GAAP basis, the Company recorded net income for the quarter ended March 31, 2016, of $3.2 million, or $0.07 per share, as compared to $2.1 million, or $0.07 per share, in the same period in 2015. A reconciliation of our Core Earnings to GAAP net income is included in this press release.

“We continued to execute in the quarter, just as we have since we went public three years ago and that discipline has helped us produce an excellent quarter and total stockholder return of over 100% since the IPO,” said Chairman and CEO Jeffrey Eckel. “Our efficiency, wind and solar markets continue to be robust and our pipeline remains strong at more than $2.5 billion.”

Highlights

•	Closed $213 million of transactions in the first quarter of 2016 compared to $104 million in the same period in 2015

•	19% quarterly Core EPS Growth over first quarter 2015

•	$0.30 per share quarterly dividend, for an annualized yield of 6.1% based on our closing stock price of $19.65 on May 3, 2016

•	Grew balance sheet to approximately $1.5 billion, with over 110 separate investments

•	Gross asset yield increased to 6.3%, from 6.2% at December 31, 2015

•	Achieved 66% fixed rate debt target

•	Debt to equity ratio of 2.3 to 1 as of March 31, 2016

•	Maintained a diversified pipeline of over $2.5 billion

“Our investment thesis of earning better risk adjusted returns from investing on the right side of the climate line, combined with our preference for senior and preferred positions in quality assets, continues to benefit us during this period of energy and financial market volatility,” said Mr. Eckel.

Portfolio

Our Portfolio totaled approximately $1.4 billion as of March 31, 2016, and included $387 million of energy efficiency investments, $955 million of renewable energy (wind and solar) transactions and $23 million of other sustainable infrastructure investments. The following is an analysis of our Portfolio by type of obligor and credit quality as of March 31, 2016:

	Investment Grade
	Government (1)	Commercial Investment Grade(2)	Commercial Non- Investment Grade (3)	Subtotal, Debt and Real Estate	Equity Method Investments(4)	Total
	(dollars in millions)
Financing receivables	$374	$428	$17	$819	$—	$819
Financing receivables held-for-sale	42	—	—	42	—	42
Investments	21	16	—	37	—	37
Real estate(5)	—	163	—	163	—	163
Equity method investments	—	—	—	—	304	304

Total	$437	$607	$17	$1,061	$304	$1,365

% of Debt and Real Estate Portfolio	41%	57%	2%	100%	N/A	N/A
Average Remaining Balance(6)	$12	$10	$17	$11	$25	$12

(1)	Transactions where the ultimate obligor is the U.S. federal government or state or local governments where the obligors are rated investment grade (either by an independent rating agency or based upon our internal credit analysis). This amount includes $260 million of U.S. federal government transactions and $177 million of transactions where the ultimate obligors are state or local governments. Transactions may have guaranties of energy savings from third party service providers, the majority of which are entities rated investment grade by an independent rating agency.
(2)	Transactions where the projects or the ultimate obligors are commercial entities, including institutions such as hospitals or universities, that have been rated investment grade (either by an independent rating agency or based on our internal credit analysis). Of this total, $11 million of the transactions have been rated investment grade by an independent rating agency. Commercial investment grade financing receivables include $174 million of internally rated residential solar loans where the cash flows which support our financing receivables are subordinated to the tax equity investors (whose return is largely derived from the renewable energy tax incentives) and for which we rely on certain tax related indemnities of the publicly traded residential solar provider.
(3)	Transactions where the projects or the ultimate obligors are commercial entities, including institutions such as hospitals or universities, that have ratings below investment grade (either by an independent rating agency or using our internal credit analysis).
(4)	Consists of ownership interests in operating wind projects.
(5)	Includes the real estate and the lease intangible assets through which we receive scheduled lease payments, typically under long-term triple net lease agreements.
(6)	Excludes 79 transactions each with outstanding balances that are less than $1 million and that in the aggregate total $28 million.

First Quarter Financial Results

Hannon Armstrong reported first-quarter 2016 Core Earnings of $12.2 million, or $0.32 per share, as compared with Core Earnings of $7.4 million, or $0.27 per share, in first quarter 2015. The Core Total Revenue increase of approximately $11 million was offset by higher interest expense of approximately $5 million and higher Core Other Expenses, net of approximately $1 million.

As of March 31, 2016, we had 66% of our debt at fixed rates as shown in the chart below:

	March 31, 2016	% of Total
	($ in millions)
Floating-Rate Borrowings	$333	34%
Fixed-Rate debt	635	66%

Total Debt(1)	$968	100%

(1)	Floating-Rate Borrowings include borrowings under our floating-rate Credit Facility and approximately $11 million of nonrecourse debt that has not been hedged. Fixed-Rate debt includes the present notional value of nonrecourse debt that is hedged using interest rate swaps.

As of March 31, 2016, leverage, as measured by our debt-to-equity ratio, was 2.3 to 1. This calculation excludes securitizations that are not consolidated on our balance sheet (where the collateral is typically financing receivables with U.S. government obligors).

“We continue to execute towards our 2.5 to 1 leverage target and utilize our long-standing securitization platform in order to minimize equity capital requirements in 2016,” said Chief Financial Officer Brendan Herron. “We have become more flexible in the timing of equity capital raises, which is especially important in periods of market volatility.”

Conference Call and Webcast Information

Hannon Armstrong will host an investor conference call today, May 4, 2016 at 5:00 pm eastern time. The conference call can be accessed live over the phone by dialing 1-800-289-0508, or for international callers, 1-913-312-0658. A replay will be available beginning two hours after the call until May 11, 2016 and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 4282853.

A webcast of the conference call will also be available through the Investor Relations section of our website, at www.hannonarmstrong.com. A copy of this press release is also available on our website.

About Hannon Armstrong

Hannon Armstrong (NYSE: HASI) provides debt and equity financing to the energy efficiency and renewable energy markets. We focus on providing preferred or senior level capital to established sponsors and high credit quality obligors for assets that generate long-term, recurring, and predictable cash flows. We are based in Annapolis, Maryland.

Forward-Looking Statements

Some of the information contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “target,” or similar expressions, are intended to identify such forward-looking statements. Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission, as well as in other reports that we file with the SEC. Statements regarding the following subjects, among others, may be forward-looking:

•	our expected returns and performance of our investments;

•	the state of government legislation, regulation and policies that support energy efficiency, renewable energy and sustainable infrastructure projects and that enhance the economic feasibility of energy efficiency, renewable energy and sustainable infrastructure projects and the general market demands for such projects;

•	market trends in our industry, energy markets, commodity prices, interest rates, the debt and lending markets or the general economy;

•	our business and investment strategy;

•	availability of opportunities to finance energy efficiency, renewable energy and sustainable infrastructure projects and our ability to complete potential new opportunities in our pipeline;

•	our relationships with originators, investors, market intermediaries and professional advisers;

•	competition from other providers of financing;

•	our or any other companies’ projected operating results;

•	actions and initiatives of the U.S. federal, state and local governments and changes to U.S. federal, state and local government policies, regulations, tax laws and rates and the execution and impact of these actions, initiatives and policies;

•	the state of the U.S. economy generally or in specific geographic regions, states or municipalities; economic trends and economic recoveries;

•	our ability to obtain and maintain financing arrangements on favorable terms, including securitizations;

•	general volatility of the securities markets in which we participate;

•	changes in the value of our assets, our portfolio of assets and our investment and underwriting process;

•	interest rate and maturity mismatches between our assets and any borrowings used to fund such assets;

•	changes in interest rates and the market value of our assets and target assets;

•	changes in commodity prices;

•	effects of hedging instruments on our assets;

•	rates of default or decreased recovery rates on our assets;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	impact of and changes in accounting guidance and similar matters;

•	our ability to maintain our qualification, as a real estate investment trust for U.S. federal income tax purposes (a “REIT”);

•	our ability to maintain our exception from registration under the Investment Company Act of 1940, as amended (the “1940 Act”);

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future; and

•	our understanding of our competition.

Forward-looking statements are based on beliefs, assumptions and expectations as of the date of this press release. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements after the date of this earnings release, whether as a result of new information, future events or otherwise.

The risks included here are not exhaustive. Other sections of our 2015 Form 10-K or other regulatory filings may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Investor Relations

410-571-6189

investors@hannonarmstrong.com

EXPLANATORY NOTES

Non-GAAP Financial Measures

Core Earnings

Core Total Revenue, Core Total Investment Revenue, net of investment interest expense and provision, Core Other Expenses, net and Core Earnings (collectively “Core Financial Metrics”) are non-GAAP financial measures. The Core Total Revenue amounts reflects the wind equity investments adjusted to an effective interest method and the add-back of non-cash real estate intangible amortization and the provision for credit losses, if any.

Our equity method investments in the wind projects are structured using typical wind partnership “flip” structures where we, along with other institutional investors, if any, receive a pre-negotiated preferred return consisting of priority distributions from the project cash flows along with tax attributes. Once this preferred return is achieved, the partnership flips and the wind energy company, which operates the project, receives the majority of the cash flows through its equity interests with the institutional investors retaining an ongoing residual interest. Given this structure, we negotiated our purchase price of our wind investments based on our assessment of the expected cash flows from each investment discounted back to net present value based on a discount rate that represented an expected yield on the investment. This is similar to how we value the expected cash flows in financing receivables. Under U.S. GAAP, we are required to account for these investments utilizing the hypothetical liquidation at book value method (“HLBV”), in which we recognize income or loss based on the change in the amount each partner would receive if the assets were liquidated at book value, in this case, at the end of the immediately preceding quarter after adjusting for any distributions or contributions made during such quarter. As HLBV incorporates non-cash items, such as depreciation, and because we are entitled to receive a preferred return of cash flows on our investments independent of how profits and losses are allocated, the HLBV allocation does not, in our opinion, reflect the economics of our investments. As a result, and in an attempt to treat these investments in a manner similar to our other investments and our initial valuation, in calculating Core Total Revenue for the above periods, we adjusted the income we receive from these investments as if we were recognizing income or loss based on an effective interest methodology. Generally, under this methodology, income is recognized over the life of the asset using a constant effective yield. The initial constant effective yield we selected is equal to the discount rates we determined when making our investment decisions. On at least a quarterly basis, we will review and, if appropriate, adjust the discount rates and the income or loss we receive from these investments for purposes of calculating Core Total Revenue in future periods, as necessary, to reflect changes in both actual cash flows received and our estimates of the future cash flows from the projects. Our allocation of profits and losses is projected to change in 2019 in our transactions with JPMorgan Chase & Co. (“JPMorgan”), which is expected to result in an increase of the amount of HLBV profits or losses allocated to us.

We have borrowed approximately $225 million on a nonrecourse basis as of March 31, 2016, using our equity method investments as collateral. Included in our U.S. GAAP investment interest expense for the three months ended March 31, 2016, was approximately $4 million of interest expense related to these nonrecourse loans. For the three months ended March 31, 2016, we collected cash distributions from our wind investments of approximately $16 million, of which $7 million represents our Core Earnings adjustment for these investments based upon the effective yield methodology discussed above.

Core Other Expenses, net reflects the add back of non-cash equity-based compensation, amortization of intangible assets, GAAP HLBV income or loss on our equity method investments, and business acquisition costs, if any. Core Earnings represent earnings utilizing the adjustments for Core Total Revenue and Core Other Expenses, net and adjusting for any non-cash taxes and the minority interest. Our Core Financial Metrics are also adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges, if any, as approved by a majority of our independent directors.

We believe that the Core Financial Metrics provide additional measures of our core operating performance by eliminating the impact of certain non-cash income and expenses and facilitating a comparison of our financial results to those of other comparable REITs with fewer or no non-cash charges and a comparison of our operating results from period to period. Our management uses Core Financial Metrics in this way. We believe that our investors also use our Core Financial Metrics or a comparable supplemental performance measure to evaluate and compare our performance to our peers, and as such, we believe that the disclosure of our Core Financial Metrics is useful to our investors.

Core Earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of our cash flows from operating activities (determined in accordance with GAAP), a measure of our liquidity or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating our Core Financial Metrics may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and accordingly, our reported Core Earnings may not be comparable to the Core Earnings reported by other REITs.

The table below provides a reconciliation of the GAAP Total Revenue to Core Total Revenue:

	For the Three Months Ended
	March 31, 2016	March 31, 2015
	($ in thousands)
Total Revenue (GAAP)	$20,483	$13,908
Adjustments:
Real estate intangibles (1)	299	149
Equity affiliate adjustment (2)	6,911	2,830

Core Total Revenue, Adjustments	7,210	2,979

Core Total Revenue	$27,693	$16,887

(1)	Reflects add-back of non-cash amortization of lease intangibles primarily related to in-place leases for land acquired in a business combination under GAAP.
(2)	See discussion of Core Earnings above.

The table below provides a reconciliation of the GAAP Other Expenses, net to Core Other Expenses, net:

	For the Three Months Ended
	March 31, 2016	March 31, 2015
	($ in thousands)
Other Expenses, net (GAAP)	$5,964	$5,636

Adjustments:
Non-cash equity-based compensation charge (1)	(2,008)	(2,201)

Equity method income (loss)	270	(53)
Amortization of intangibles (2)	(51)	(50)

Core Other Expenses, net Adjustments	(1,789)	(2,304)

Core Other Expenses, net	$4,175	$3,332

(1)	Reflects add-back of non-cash amortization of equity-based compensation. Outstanding shares related to equity-based compensation are included in the Core Earnings per share calculation.
(2)	Adds back non-cash amortization of pre IPO intangibles.

We calculated our Core Earnings and provide a reconciliation of our net income to Core Earnings for the three months ended March 31, 2016 and 2015, respectively, in the table below:

	For the Three Months Ended		For the Three Months Ended
	March 31, 2016	Per Share	March 31, 2015	Per Share
	($ in thousands, except per share data)
Net income attributable to controlling shareholders	$3,169	$0.07	$2,122	$0.07
Adjustments:
Core Total Revenue, Adjustments	7,210		2,979
Core Other Expenses, net Adjustments	1,789		2,304
Net income attributable to minority interest	28		25
Non-cash provision for taxes	—		(27)

Core Earnings(1)	$12,196	$0.32	$7,403	$0.27

(1)	Core Earnings per share for the three months ended March 31, 2016 and 2015, respectively, are based on 38,591,182 shares and 27,774,980 shares, respectively, which represent the weighted average number of fully diluted shares outstanding and includes the share equivalent of the minority interest in our Operating Partnership, as the income attributable to the minority interest is also included.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	For the Three Months Ended March 31,
	2016	2015
Revenue:
Interest income, financing receivables	$11,489	$8,328
Interest income, investments	375	396
Rental income	2,815	2,088
Gain on sale of receivables and investments	5,502	2,870
Fee income	302	226

Total Revenue	20,483	13,908
Investment interest expense	(11,275)	(6,148)
Provision for credit losses	—	—

Total Revenue, net of investment interest expense and provision	9,208	7,760
Compensation and benefits	(4,418)	(3,851)
General and administrative	(1,934)	(1,505)
Other, net	118	(227)
Income (loss) from equity method investments in affiliates	270	(53)

Other Expenses, net	(5,964)	(5,636)

Net income before income taxes	3,244	2,124
Income tax (expense) benefit	(47)	23

Net Income	$3,197	$2,147

Net income attributable to non-controlling interest holders	28	25

Net Income Attributable to Controlling Shareholders	$3,169	$2,122

Basic earnings per common share	$0.07	$0.07

Diluted earnings per common share	$0.07	$0.07

Weighted average common shares outstanding—basic	37,016,210	26,386,080

Weighted average common shares outstanding—diluted	37,016,210	26,386,080

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2016 and DECEMBER 31, 2015

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	March 31, 2016	December 31, 2015
Assets
Financing receivables	$818,789	$783,967
Financing receivables held-for-sale	42,041	60,376
Investments available-for-sale	36,733	29,017
Real estate	131,695	128,769
Real estate related intangible assets	31,032	26,930
Equity method investments in affiliates	304,180	318,769
Cash and cash equivalents	26,585	42,645
Other assets	85,922	79,148

Total Assets	$1,476,977	$1,469,621

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable, accrued expenses and other	$22,899	$17,875
Deferred funding obligations	62,541	108,499
Credit facility	321,944	247,350
Asset-backed nonrecourse debt (secured by assets of $701 million and $718 million, respectively)	551,691	563,189
Other nonrecourse debt (secured by financing receivables of $91 million and $97 million, respectively)	94,231	100,602

Total Liabilities	1,053,306	1,037,515

	March 31, 2016	December 31, 2015
Stockholders’ Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 37,030,467 and 37,010,603 shares issued and outstanding, respectively	370	370
Additional paid in capital	485,756	482,431
Retained deficit	(61,202)	(52,701)
Accumulated other comprehensive loss	(5,091)	(1,905)
Non-controlling interest	3,838	3,911

Total Stockholders’ Equity	423,671	432,106

Total Liabilities and Stockholders’ Equity	$1,476,977	$1,469,621

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